EXECUTION VERSION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as it may be amended, the “Agreement”), dated as of March 6, 2023, is made between:
(1)    Greenlight Capital Re, Ltd. (the “Company”) and Greenlight Reinsurance, Ltd. (the “Subsidiary”), (together with the Company, the “Employer”); and
(2)    Faramarz Romer (the “Executive”).
(Each a “Party” and together the “Parties”).
WHEREAS,
(a)the Employer currently employs the Executive as the Chief Accounting Officer of the Employer;
(b)the Employer desires to employ the Executive as the Chief Financial Officer (“CFO”) of the Employer (the “Employment”) commencing on April 1, 2023 (the “Commencement Date”);
(c)the Employer and the Executive previously entered into that certain Employment Agreement, dated March 22, 2019, as amended on September 17, 2019, May 21, 2020, and April 8, 2021 (the “Prior Agreement”);
(d)the Parties desire to amend and restate the Prior Agreement in its entirety on the terms and conditions set forth herein, effective as of the Commencement Date; provided, however that the terms of the Prior Agreement shall remain in effect up and until the Commencement Date; and
(e)the Parties intend for this Agreement to set forth all the terms and conditions of the Employment effective upon the Commencement Date and supersede and replace all prior agreements, arrangements, representations and/or undertakings between the Parties regarding the Employment.
IT IS HEREBY AGREED AS FOLLOWS:
1.Employment.
1.1Subject to the terms and conditions contained in this Agreement and your continued employment in good standing under the Prior Agreement until the Commencement Date, the Employer agrees to employ the Executive as the CFO effective as of the Commencement Date, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
1.2    Prior to the Commencement Date, the Prior Agreement shall remain in full force and effect and govern the relationship between the Parties.
2.Employment Period.
1.1The period of Employment of Executive by the Employer under this Agreement (the “Employment Period”) shall commence on April 1, 2023, and shall continue until terminated by either Party in accordance with Section 9 of this Agreement.

3.Position and Duties.
1.1During the Employment Period, the Executive shall serve as CFO and report directly to the Chief Executive Officer of the Company (the “CEO”), subject to the oversight of the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”) relating to the financial reporting requirements of the Company.
1.2During the Employment Period, the Executive shall have those powers and duties ordinarily associated with the position of CFO and such other powers and duties as may reasonably be prescribed by the CEO and the Audit Committee; provided that, such other powers and duties are consistent with Executive’s position as CFO and do not violate any applicable laws or regulations.
1.3The Executive shall perform Executive’s duties to the best of Executive’s abilities and shall devote all of Executive’s working time, attention and energies to the performance of Executive’s duties for the Employer. The Executive shall not accept any other post, role, board position or employment during the Employment Period without having first obtained the written consent of a duly authorized officer of the Employer (other than the Executive).
1.4During the Employment Period, if requested by the Board, Executive shall also serve as an officer and/or director of other subsidiaries or affiliates of the Employer for no additional compensation.
1.5The Executive’s normal hours of work and standard work week shall be as set forth in the in Employer’s published employee handbook, as may be amended from time to time. As an employee of professional and managerial level, the Executive will work such additional hours in excess of his standard work week as are necessary to properly discharge Executive’s duties and hereby waives any entitlement to overtime pay in respect of such additional hours or for any hours worked on a public holiday.
4.Place of Performance.
1.1The Executive’s principal place of work shall be the Employer’s premises in the Cayman Islands.
1.2The Executive may be required to travel and work overseas insofar as is necessary to discharge Executive’s duties and meet the business needs of the Employer. At all times the Executive shall conduct the business needs of the Employer in such a manner as to ensure that neither the Executive nor the Employer is deemed to be engaged in a trade or business within the United States of America.
5.Compensation and Related Matters.
1.1During the Employment Period, the Subsidiary shall pay the Executive a base salary of US $465,000 per annum (pro-rated for partial years) (the “Base Salary”), such salary to be paid in accordance with the Company’s payroll practices, by direct deposit to a bank account nominated by the Executive.
1.2The Executive shall be paid the Base Salary gross and the Executive shall be solely responsible for the payment of any national, state or federal taxes or similar obligations to which he may be liable from time to time and the filing of any documents or returns that may be required in connection therewith.
1.3During the Employment Period, the Board and/or the Compensation Committee (the “Compensation Committee”) of the Board shall periodically review the Executive’s Base Salary consistent with the compensation practices and guidelines of the Subsidiary. If the Executive’s Base Salary is increased by the Board or the Compensation Committee, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.
1.4The Executive hereby consents to all deductions as may be permitted by law being made by the Employer from the Base Salary.
1.5During the Employment Period, the Subsidiary shall promptly reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the ordinary course of the Employer’s business that are reported and evidenced to the Subsidiary in accordance with its published expense reimbursement policies and procedures.
1.6In addition to Base Salary, during the Employment Period, the Executive shall be eligible to be considered for an annual bonus (the “Bonus”) with a target of fifty percent (50%) of Base Salary (the “Target Bonus”) based on certain performance metrics, financial or otherwise, as determined by the Board or the Compensation Committee in accordance with and subject to the terms and conditions of the Company’s short-term incentive plan, as in effect from time to time and as it may be amended from time to time in the Employer’s sole discretion or any successor plan thereto (the “STIP”).
6.Leave.
1.1During the Employment Period, the Executive shall be entitled to 25 days of paid vacation per calendar year, in addition to Cayman Islands public holidays, in accordance with and subject to the terms and conditions of the Employer’s published employee handbook, as may be amended from time to time, which shall be taken at a time mutually agreed with the Employer.
1.2During the Employment Period, the Executive shall be entitled to a maximum of ten days paid sick leave per year, such leave to be taken only when sick or otherwise incapacitated from work. The Employer shall in its discretion be entitled to request the production of a doctor’s note in support of any such absence.
1.3During the Employment Period, the Executive shall also be entitled to compassionate, adoption and such other leave as may be prescribed by law.
7.Benefits.
1.1In accordance with the National Pensions Law, during the Employment Period, the Executive will be required to continue to participate in the pension plan nominated by the Employer. The Executive’s participation will be in accordance with applicable law and Company policy as in effect from time to time, including with respect to Employer contributions and salary deductions.

1.2The Employer shall continue to pay any premiums as mandated by law in respect of the approved medical insurance plan in which the Executive participates in accordance with the Health Insurance Law (as amended).
1.3During the Employment Period, the Executive shall also continue to be eligible to participate in any other employee benefit plan as may be provided from time to time by the Employer.
8.Equity-Based Awards.
1.1During the Employment Period, the Executive shall be eligible to receive equity-based awards in accordance with and subject to the terms and conditions of the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan (as it may be amended, amended and restated, or modified from time to time) or any successor plan (the “SIP”). For the avoidance of doubt, the grant of any award under the SIP is entirely within the discretion of the Board and the Compensation Committee and any such award may consist of time-based and/or performance-based awards.
9.Termination.
1.1The Employment and the Employment Period may be terminated under the following circumstances:
1.1.1Death. The Employment Period and the Employment hereunder shall terminate automatically upon the Executive’s death;
1.1.2Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period (“Disability”), the Employer shall have the right to terminate the Employment and the Employment Period without further notice and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
1.1.3Cause. The Employer shall have the right to terminate the Employment and the Employment Period for Cause without notice, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean:
(a)Serious Misconduct (as defined below) on the part of the Executive;
(b)Further misconduct on the part of the Executive within twelve (12) months following the issue of a formal written warning in respect of misconduct;
(c)Any act or omission that constitutes a material breach of any provision of this Agreement which is not cured, if curable, within ten (10) days after written notice thereof;

(d)Impeding or failing to materially cooperate with any investigation by the Company or any of its subsidiaries and/or affiliates (collectively, the “Group”);
(e)A material breach of fiduciary duty by the Executive; or
(f)The failure, refusal or neglect by the Executive to perform Executive’s duties hereunder or the failure, refusal or neglect to follow any lawful and reasonable direction in a satisfactory manner within ten (10) days of the issue of a formal written warning in respect thereof.
1.1.1Serious Misconduct includes (but is not limited to):
(a)Habitual drug or alcohol use which impairs the ability of the Executive to perform Executive’s duties hereunder (other than where such drug is prescribed and administered in accordance with the instructions of a qualified physician);
(b)Commission of a criminal offence relevant to the Employment (other than a minor traffic offence);
(c)Violation of the Restrictive Covenants set forth in Section 11 of this Agreement;
(d)Fraud, dishonesty, embezzlement or misuse of funds or property belonging to any member of the Group;
(e)Violation by the Executive of the written policies or code of conduct of any member of the Group that could reasonably be expected to be materially detrimental or damaging (financial, reputational, operational, business relations or otherwise) to any member of the Group; or
(f)Any willful acts, omissions or statements by the Executive that could reasonably be expected to be materially detrimental or damaging (financial, reputational, operational, business relations or otherwise) of any member of the Group.
The Board or the Compensation Committee, in good faith, shall determine all matters and questions relating to whether Cause exists.
1.1.1Other Substantial Reasons. The Employer may terminate the Employment and the Employment Period where there is any other substantial reason in light of which it is reasonable to do so in accordance with section 51(1)(f) of the Labour Act (as amended).
1.1The Employer shall have the right to suspend the Executive with pay in order to investigate any event which it reasonably believes may provide a basis for the Employer to terminate the Employment and the Employment Period for Cause during which period the Executive may be excluded from the Employer’s offices and/or business and such action shall not give the Executive Good Reason to terminate the Employment or the Employment Period.

1.2Good Reason. The Executive may terminate the Employment and the Employment Period for “Good Reason” within thirty (30) days after the occurrence, without Executive’s consent, of any one of the events defined below that has not been cured, if curable, within thirty (30) days after written notice thereof has been given by the Executive to the Employer (the “Cure Period”) and such termination, which shall be promptly at the end of the Cure Period, in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Good Reason shall be limited to the following: (i) any material and adverse change to the Executive’s title or duties that is inconsistent with his duties set forth herein; (ii) a reduction of the Executive’s Base Salary; or (iii) a failure by the Employer to comply with any other material provisions of this Agreement.
1.3Without Good Reason. The Executive shall have the right to terminate the Employment Period and the Employment hereunder without Good Reason by providing the Employer with a Notice of Termination (as defined below) at least ninety (90) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the term “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s Employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date.
1.4Without Cause. The Employer shall have the right to terminate the Employment Period and the Employment without Cause (other than due to Disability) at any time by providing the Executive with a Notice of Termination at least ninety (90) days prior to such termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
1.5Having provided a Notice of Termination in accordance with Section 9.5 above the Employer may in its absolute discretion:
1.1.1terminate the Employment immediately upon payment to the Executive of all sums that he would have received had he worked throughout the period of notice; or
1.1.2at any time place the Executive on ‘garden leave’ for some or all of the period of notice whereby he will not be required to attend at the Employer’s premises for work unless expressly required to do so. During any period of garden leave the Executive remains an employee of the Employer and fully bound by the terms of this Agreement, but shall not take any action in the name of the Employer, hold themselves out as acting for or on behalf of the Employer, or render any services to the Employer unless expressly instructed to do so.
10.Compensation Upon Termination.
1.1In the event the Employment Period and the Executive’s Employment is terminated other than due to the Executive’s death, the Subsidiary shall provide the Executive with the payments set forth below and shall not be required to provide any other payments, rights or benefits to the Executive upon such termination.

1.2The Executive acknowledges and agrees that the payments and benefits set forth in this Section 10 constitute liquidated damages for termination of the Employment Period and his Employment and that prior to receiving any such payments under this Section 10, other than the Accrued Obligations (as defined below), and as a material condition thereof, Executive shall sign, deliver and agree to be bound by a separation agreement and general release of claims (a “Release”) against the Employer and its affiliates related to the Employment and its termination with the Employer in such form as the Board or the Compensation Committee reasonably determines.
1.3Notwithstanding anything herein to the contrary, if the Executive should fail to execute such Release within forty-five (45) days following the later of (i) the Executive’s date of termination or (ii) the date the Executive actually receives an execution copy of such Release (which shall be delivered to the Executive within ten (10) business days following his date of termination and, if not timely delivered, this release condition will be deemed waived by the Employer with respect to payments under this Section 10), neither the Company nor the Subsidiary shall have any obligation to make the payments contemplated under this Section 10 (other than the Accrued Obligations);
1.4Any Release provided pursuant to this Section 10 shall not limit, release or waive the Executive’s right to indemnification as provided for by this Agreement or otherwise by law or contract.
Upon the Executive’s termination of employment for any reason, upon the request of the Board, he shall immediately resign any membership or positions that Executive then holds with any member of the Group.
1.5If the Executive’s employment is terminated by the Employer without Cause (other than due to Disability) or by the Executive for Good Reason:
1.1.1the Subsidiary shall pay to the Executive:
(a)Executive’s accrued, but unpaid Base Salary earned through the date of termination and any accrued, but unused vacation pay through the date of termination, payable as soon as practicable following such termination, but in no event later than two and one half months following the date of termination; and
(b)any earned, but unpaid Bonus earned under the terms of the STIP or any other applicable cash compensation plan of the Company for years prior to the year in which the date of termination occurs payable in accordance with the terms of such plan (together with Section 10.5.1(a), the “Accrued Obligations”).
1.1.2Subject to Section 18.10 and the Executive’s continued compliance with any restrictive covenants by which the Executive may be bound, the Subsidiary shall pay or cause to be paid or provided to the Executive:
(a)the Bonus, if any, the Executive would have earned under the STIP for the year of termination based on actual performance had the Executive’s employment not terminated, pro-rated based on the number of days the Executive was employed by the Employer during such year over the number of days in such year (the “Pro-

Rated Bonus”), which Pro-Rated Bonus shall be payable in accordance with the terms of the STIP (provided the Executive does not breach this Agreement following his termination in which case all payments under this clause shall cease) but in all events in the year following the year in which the date of termination occurs;
    (b)    an amount equal to one (1) times the sum of Executive’s annual rate of Base Salary and Target Bonus payable in substantially equal installments over the twelve (12) month period following the date of termination in accordance with the Subsidiary’s regular payroll practices; and provided, however, that the first payroll payment shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s termination of employment and shall include payments of any amounts that would otherwise be due prior thereto.
1.1.3Except for any statutory severance pay Executive may otherwise be entitled to, the Executive acknowledges and agrees that Executive’s sole and exclusive remedy upon a termination by the Employer without Cause (other than due to Disability) or by the Executive for Good Reason, subject to the terms and conditions of this Section 10, shall be the receipt of the payments and benefits set forth in this Section 10.
1.1.4the Subsidiary shall promptly reimburse the Executive pursuant to Section 5.5 for reasonable expenses incurred by the Executive, but not paid prior to such termination of Employment (contingent upon the availability of appropriate evidence); and
1.1.5the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.
1.6If the Employment Period and Executive’s Employment is terminated by the Employer for Cause or by the Executive without Good Reason:
1.1.1the Subsidiary shall pay the Executive, in accordance with the relevant payment provisions set forth in Section 10.5.1(a) and (b), the Accrued Obligations;
1.1.2the Subsidiary shall promptly reimburse the Executive pursuant to Section 5.5 for all reasonable expenses incurred, but not paid prior to such termination of Employment (contingent upon the availability of appropriate evidence); and
1.1.3the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.
1.7During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive his full compensation and benefits under this Agreement until his Employment and the Employment Period is terminated pursuant to Section 9.1.2 hereof.

1.8In the event the Employment Period and Executive’s Employment is terminated by the Employer due to Disability pursuant to Section 9.1.2 hereof:
1.1.1the Subsidiary shall pay to the Executive, following such termination, in accordance with the relevant payment provisions set forth in Section 10.5.1, the Accrued Obligations; and
1.1.2the Subsidiary shall promptly reimburse the Executive pursuant to Section 5.5 for all reasonable expenses incurred by the Executive, but not paid prior to such termination of Employment (contingent upon the availability of appropriate evidence); and
1.1.3the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer.
1.9If the Employment Period and Executive’s Employment terminates due to the Executive’s death:
1.1.1the Subsidiary shall pay to the Executive’s beneficiary, legal representatives or estate, as the case may be, following such termination, in accordance with the relevant payment provisions set forth in Section 10.5.1, the Accrued Obligations; and
1.1.2the Subsidiary shall promptly reimburse the Executive’s beneficiary, legal representatives, or estate, as the case may be pursuant to Section 5.5 for all reasonable expenses incurred by the Executive, but not paid prior to such termination of Employment (contingent upon the availability of appropriate evidence); and
1.1.3The Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Employer.
11.Restrictive Covenants.
1.1The Executive acknowledges that: (i) as a result of the Executive’s employment by the Employer, the Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Group at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm that will be difficult to compute if, during the Employment Period or at any time thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Group’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Group will suffer substantial damage that will be difficult to compute if, during the Employment Period or at any time thereafter, the Executive should solicit or interfere with the Group’s employees, clients or customers or should divulge Confidential Information relating to the business of the Group; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Group; (vii) the Employer would not have hired or continued to employ the Executive; and (viii) the provisions of this Agreement will not preclude the Executive from other gainful employment.
1.2“Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of any member of the Group’s business.
1.3“Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of any member of the Group including, without limitation, any:
1.1.1trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of any member of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws in any jurisdiction;
1.1.2information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements;
1.1.3any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of any member of the Group;
1.1.4concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of any member of the Group;
1.1.5information about any member of the Group’s investment program, trading methodology, or portfolio holdings; or
1.1.6any other information, data or the like that is labeled confidential or orally disclosed to the Executive on terms of confidentiality.
1.4The Executive agrees not to, at any time, either during the Employment Period or at any time thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, entity, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except:
1.1.1as may have been necessarily disclosed by the Executive in the good faith performance of his duties hereunder;
1.1.2with the express written consent of a duly authorized officer of the Employer (other than the Executive);
1.1.3to the extent that any such information is in or becomes in the public domain other than as a result of the Executive’s breach of any of his obligations hereunder; or

1.1.4where required to be disclosed by law and, in such event, the Executive shall cooperate with the Employer in attempting to keep such information confidential.
1.5Upon the request of the Employer, the Executive agrees to promptly deliver to the Employer the originals and all copies, in whatever medium, of all such Confidential Information.
1.6In consideration of the benefits provided for in this Agreement, the Executive hereby agrees and covenants that, during the Employment Period and for a period of six (6) months following the termination of the Employment for any reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is last to occur, he will not, for himself, or in conjunction with any other person, entity, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected or associated with or have any interest in, or give advice or consultation, in each case, to any Competitive Business.
1.7In consideration of the payments and benefits provided for in this Agreement, the Executive further covenants and agrees that, during the Employment Period and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, for himself, or in conjunction with any other person, entity, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant): (i) solicit, employ or retain, or have or cause any other person, entity, firm, partnership, corporation or other form of business organization or arrangement to solicit, employ or retain, any person who is employed by or is providing services to any member of the Group at the time of the termination of his Employment or was or is providing such services within the twelve (12) month period before or after the termination of his Employment or (ii) request or cause any employee of any member of the Group to breach or threaten to breach any terms of said employee’s agreements with any member of the Group or to terminate his or her employment with any member of the Group.
1.8In consideration of the benefits provided for in this Agreement, the Executive further covenants and agrees that during the Employment Period and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, for himself, or in conjunction with any other person, entity, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant): (i) solicit or accept any business that is directly related to the business of any member of the Group from any person, entity, firm, partnership, corporation or other form of business organization or arrangement who, at the time of, or at the time during the twenty-four (24) month period preceding, termination was an existing or prospective customer or client of any member of the Group; (ii) request or cause any of the clients or customers of any member of the Group to cancel, terminate or change the terms of any business relationship with any member of the Group involving services or activities that were directly or indirectly the responsibility of the

Executive during his Employment or (iii) pursue any project of any member of the Group known to the Executive upon termination of his employment that any member of the Group is actively pursuing (or was actively pursuing within six (6) months of termination) while any member of the Group is (or is contemplating) actively pursuing such project.
12.Intellectual Property.
1.1The Parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of any member of the Group that the Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the course of the Employment, whether or not during regular business hours and created, conceived or prepared on the premises of any member of the Group or otherwise shall be the sole and complete property of the Group.
1.2More particularly, and without limiting the foregoing, the Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the premises of any member of the Group or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.
1.3The Executive further agrees promptly to disclose in writing and deliver to the Employer all Intellectual Property Products created during his engagement by the Employer, whether or not during normal business hours. The Executive agrees that all works of authorship created by the Executive during his engagement by the Employer shall be works made for hire of which the Group is the author and owner of copyright.
1.4To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Executive during his engagement by the Employer is not a work made for hire, the Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Group entity. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by the Executive during his engagement by the Employer, the Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Employer. The Executive agrees to execute, immediately upon the Employer’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not the Executive is engaged by the Employer at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Employer shall bear the cost of any such assignments, applications or consequences.
1.5Upon termination of the Executive’s employment with the Employer for any reason whatsoever, and at any earlier time the Employer so requests, the Executive will immediately deliver to the custody of the person designated by the Employer all originals and copies of any documents and other property of the Employer in the Executive’s possession, under the Executive’s control or to which he may have access.
13.Non-Disparagement.
1.1The Executive acknowledges and agrees that he will not defame or criticize the services, business, integrity, veracity or personal or professional reputation of any member of the Group and its respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the Employment Period. The Employer acknowledges and agrees that it will instruct its directors and senior officers not to defame or make any untruthful and disparaging statements regarding the services, integrity, veracity or personal or professional reputation of the Executive in either a professional or personal manner at any time during or following the Employment Period.
14.Enforcement.
1.1If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 11, 12 or 13 hereof, the Employer shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction by way of injunction or otherwise, it being acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in place of, any other rights and remedies available to the Employer at law or in equity. Accordingly, the Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, notwithstanding anything herein to the contrary, the Employer shall have the right to cease making any payments or provide any benefits to the Executive under this Agreement in the event he willfully breaches any of the provisions hereof (and such action shall not be considered a breach under the Agreement).
1.2The Executive acknowledges that the restrictions contained in Sections 11, 12 and 13 of this Agreement are reasonable and intended to apply after the termination of his Employment whether such termination is lawful or otherwise and that the restrictions will apply even where the termination results from a breach of this Agreement.
1.3If, at any time, any of the provisions of Sections 11, 12 or 13 hereof shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive and the Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
15.Dispute Resolution.
1.1The Parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Employer’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Sections 11, 12 or 13 of this Agreement.
1.2If despite their good faith efforts, the Parties are unable to resolve such controversy or claim through the Employer’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration seated in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on the Parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.
16.Indemnification.
1.1The Employer agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a director or officer of the Employer or any other entity within the Group or is or was serving at the request of the Employer or any other member of the Group as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (each such event, an “Action”), the Executive shall be indemnified and held harmless by the Employer to the fullest extent permitted by applicable law and authorized by the Company’s or the Subsidiary’s by-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by the Executive in connection therewith, save in respect of any actual fraud, willful misconduct or any acts (or omissions) of gross negligence by the Executive.
17.Policies and Procedures.
1.1The Executive hereby acknowledges that the Employer maintains written policies and procedures which may be amended from time to time, and hereby agrees to familiarize himself with and at all times abide by such policies and/or procedures.
18.Miscellaneous.
1.1Successors: The rights and benefits of the Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by the Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Employer, and the heirs, executors and administrators of the Executive, and shall be assignable by the Employer to any entity acquiring substantially all of the assets of the Company and/or the Subsidiary, whether by merger, consolidation, sale of assets or similar transactions.

1.2Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the last address on file with the Employer and if to the Employer, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
1.3Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.
1.4Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is executed in writing by all Parties. No waiver by any Party hereto at any time of any breach by any other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
1.5Survival. Upon any termination of the Executive’s Employment, the provisions of this Agreement (together with any related definitions set forth herein) shall survive to the extent necessary to give effect to the provisions thereof.
1.6Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
1.7Entire Agreement. Effective as of the Commencement Date, this Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including, without limitation, the Prior Agreement.
1.8Section Headings. The section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.
1.9Representation. The Executive represents and warrants to the Employer, and acknowledges that the Employer has relied on such representations and warranties in employing the Executive, that neither the Executive’s duties as an employee of the Employer nor his performance of this Agreement will breach any other agreement to which the Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by the Executive prior to his employment by the Employer. The Executive further represents and warrants and acknowledges that the Employer has relied on such representations and warranties in employing the Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. Notwithstanding anything herein to the contrary, if it is determined that the Executive is in breach or has breached any of the representations set forth herein, the Employer shall have the right to terminate the Executive’s employment for Cause.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GREENLIGHT CAPITAL RE, LTD.
By:	/s/ Simon Burton
Name:	Simon Burton
Title:	Chief Executive Officer
By:	/s/ Neil Greenspan
Name:	Neil Greenspan
Title:	Chief Financial Officer

GREENLIGHT REINSURANCE, LTD.
By:	/s/ Simon Burton
Name:	Simon Burton
Title:	Chief Executive Officer
By:	/s/ Neil Greenspan
Name:	Neil Greenspan
Title:	Chief Financial Officer

/s/ Faramarz Romer
FARAMARZ ROMER